NATIONAL AUTOMATION SYSTEMS, INC.

AUDIT COMMITTEE CHARTER

PURPOSE AND PRINCIPAL FIVE TASKS OF THE COMMITTEE

          The audit Committee is staffed with and appointed by NAS Directors. Committee members’ tenure is at the Board’s discretion, and they may choose to resign at any time. The Audit Committee is an Executive Board Committee pursuant to Delaware Corporate Law, Sec. 141 but as noted below its authority is limited: it does not adopt and implement decisions, but rather provides advisory services to the Board of Directors and a direct interface with the auditors on the annual audit. The day-to-day operations of the Company, including the primary decisions making functions of the Company, are at the discretion of the Company’s management.

          The Audit Committee fulfills a fiduciary role for the Board of Directors, as they represent the shareholders. The Committee provides direct supervisory link to the Company’s Financial Officer, its accountants and independent auditors.

          The Board of Directors acts upon the recommendations or advice of the Audit Committee. The Board can adopt and implement these recommendations in whole or part, or take any other action it deems appropriate on the matter.

In its role, the Audit Committee undertakes the following advisory and consultative tasks:

1.	Recommends to the Board independent auditing firms to be used by the Company and consults with the Board-appointed independent auditor on the audit plan for the Company.

2.	Reviews with the independent auditor its Audit Report and Audit Letter.

3.	Consults with the independent on the adequacy of internal accounting and booking controls.

4.	Addresses specific matters at the request of the Company’s CEO or the CEO designee.

5.	Addresses with the auditor internal controls for the company and any concerns regarding management and systems.

AUDIT COMMITTEE MANDATE, TASKS, POLICIES & PROCEDURES

Membership

          The Audit Committee is composed of not less than two members of the Company’s Board of Directors. Members will be selected by the Board, based upon their prior experience in corporate governance and audit committee matters, their availability as required for review of these matters, and their objectivity.

          Each member will be a Director who the Board determines is able to exercise objective judgment as a Committee member.

          An officer or former officer of the Company or any of its affiliates or subsidiaries may serve on the Committee (even though such person may be receiving compensation, pension or deferred compensation payments from the Company) if, in the opinion of the Board of Directors, such person is able to exercise objective judgment and materially assist the Committee’s function.

Audit Committee Mandate

          The Audit Committee oversees the Company’s financial reporting process and controls at the Board’s discretion and reports the results of its activities to the Board. The reporting process and controls are the primary responsibility of Company’s management.

          The Company’s management supervises and ultimately is responsible to generate the Company’s financial statements. The Company’s independent auditor opines on these financial statements in its formal audit.

          The Committee sets the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior in its advisory role to the Company’s accountants, auditors and management. The Committee reports to the Board on its finding in these areas.

Audit Committee Tasks

          The following list outlines the critical recurring activities of the Audit Committee, which may be changed as determined by the Board and the Committee:

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The Committee will discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. The Committee shall review annually and recommend to the Board the selection of the Company’s independent auditors, subject to stockholder approval. The Committee evaluates the independent auditor’s performance and may suggest to the Board replacement auditors if necessary.

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The Committee will discuss with the independent auditors the audit scope and plan, including the adequacy of staffing and compensation. The Committee also shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, expense control, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

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The Committee will review the interim financial statements with management and the independent auditors prior to the filing of the Company’ quarterly, interim and annual disclosures to regulatory authorities and shareholders as required. The Committee will discuss these results and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

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The Committee will ensure that all audit reviews include judgments about the quality and acceptability of accounting principles, expense review and control, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

Audit Committee Statement of Policy

The Audit Committee will assist the Company’s Board of Directors to fulfill its oversight responsibility to the stockholders, potential stockholders, and the investment community on matters relating to the Company’s financial matters. These will include financial statements, the financial reporting process, systems or internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board.

The Committee will maintain free and open communication between the Committee, the Company’s Chief Financial Officer, its accountants, independent auditors, and management. In discharging its oversight role, the Committee is authorized to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and shall have the opportunity to retain outside counsel or other experts for this purpose.

The Committee shall develop a clear understanding with management, its Chief Financial Officer, its accountants, and the independent auditors that the Company’s accountants and independent auditors are accountable directly to the Board through the Audit Committee.

Time of Audit Meeting

The committee will meet as needed but no less than quarterly to review quarterly financial statements and prepare any needed report for the quarterly full Board meeting.